PPM Funds 485BPOS

EX99.28(j)

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2024, with respect to the financial statements of PPM Core Plus Fixed Income Fund and PPM High Yield Core Fund, each a series of PPM Funds, as of December 31, 2023, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Chicago, Illinois
April 22, 2024